CORPORATE PARTICIPANTS

Brian Mueller

Apollo Group, Inc. — President

Joseph D’Amico

Apollo Group, Inc. — CFO

CONFERENCE CALL PARTICIPANTS

Sara Gubins

Merrill Lynch — Analyst

Jerry Herman

Stifel Nicolaus — Analyst

Chris Unidentified

Credit Suisse — Analyst

Mark Marostica

Piper Jaffray & Co. — Analyst

Jeffrey Silber

BMO Capital Markets — Analyst

Mark Hughes

SunTrust — Analyst

Steven Barlow

Prudential Equity Group, LLC — Analyst

Amy Junker

Robert W. Baird & Company, Inc. — Analyst

Gary Bisbee

Lehman Brothers — Analyst

Kelly Flynn

UBS — Analyst

Corey Greendale

First Analysis Securities — Analyst

Trace Urdan

Signal Hill Capital — Analyst

Jennifer Childe

Bear, Stearns & Co. — Analyst

Ron McConey

ThinkEquity Partners — Analyst

Tom Lamb

Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen. Welcome to Apollo Group, Incorporated first quarter 2007 earnings conference call. [OPERATOR INSTRUCTIONS] As a reminder, ladies and gentlemen, this conference is being recorded today, February 7, 2007 and may not be reproduced in whole or in part without permission from the company.

There will be a replay of this call available through February 21, 2007 beginning approximately two hours after we conclude today. The number is 800-642-1687 or 706-645-9291 internationally. The conference ID number for the replay is 8072490.

Additionally, this call will be broadcast over the Internet and can be accessed via the company’s website at www.apollogrp.edu. I’d also like to remind you, that this conference call contains certain forward-looking statements with respect to future performance of Apollo Group that involve risks and uncertainties.

Various factors could cause actual results for the company to be materially different from any results expressed or implied. These and other factors are discussed in the company’s press release announcing our financial results. I would now like to turn the call over to Brian Mueller, President of Apollo Group. Mr. Mueller, please go ahead.

Brian Mueller - Apollo Group, Inc. — President

Good morning and thanks for your attendance. We are pleased with our first quarter as we’ve made meaningful progress in our operating results as compared to the fourth quarter of 2006.

Before I go into detail on the results I’d like to turn the call over to Joe D’Amico, our current CFO, to review the financial performance of the first quarter and update you with regard to our accounting issues. Then I will spend some time discussing our business. Then we will take your questions. Just to be clear, however, we will not be commenting at this time on the specifics of the options investigation. Just the process we’re going through to properly account for it.

As you know, Joe joined us in mid November and has been very productive over the last two months. His primary focus has been the options investigation as well as carrying out the day-to-day CFO duties, leaving me free to focus on running the business, which is an important point we want to convey in this conference. Joe’s background and experience make him uniquely qualified to take on this role. And we are pleased to have him with us. Joe is a senior managing director with FTI Palladium Partners, an interim management company and a division of FTI Consulting Inc. Joe has a strong accounting background, is a problem solver and both the board and I are very confident in his abilities. Joe will give you some detail on what he and his team have done recently and then I will be back to update you on the business. Joe?

Joseph D’Amico - Apollo Group, Inc. — CFO

Thanks, Brian. As Brian indicated, I was brought in to Apollo Group to focus on addressing any accounting implications that might result from the special committee investigation that was already in progress as well as oversee and manage the financial operations of the company.

We’ve made good progress in the last two and a half months since I’ve been here and particularly since we received the special committee’s report on December 8th. I’ll walk through some of the progress we’ve made to date and what we intend to accomplish over the coming months. And then I’ll give you an update on the first quarter financials.

My responsibilities here at Apollo have been focused as follows.

First, assessing the financial situation, particularly the areas outlined in the special committee’s report and getting the company back in compliance with their reporting obligations as soon as possible.

Second, implementing remedial actions to address the issues identified by the special committee.

Third, reviewing the company’s financial policies, procedures and controls and make sure there aren’t any other problems. And finally, managing the day-to-day aspects of the financial accounting group and handling the CFO responsibilities to support the organization.

So what have we accomplished? Once the special committee reported its financial results and even prior to that, we focused on determining what remedial actions were going to be necessary to correct our processes and most importantly prevent situations like this in the future. In order to do that, we took steps to strengthen and support the accounting and finance team.

Yesterday, we announced that the Board appointed Brian Swartz as Vice President, Corporate Controller and Chief Accounting Officer. Brian has been working with me since the end of December and has been an important addition to the team.

In addition, we engaged FTI Consulting’s SEC, accounting, tax, regulatory and financial specialists to provide technical assistance to help us with the restatements. We are also using other consultants and experts where we believe it is appropriate to provide independent input and analysis. As we have reported, we have a completely new Compensation Committee, made up of three independent directors and two new members that are CPAs on our Audit Committee, including the Chairperson.

The new Chairperson is Sue Redman, the CFO of Texas A&M University and previously an audit partner with PriceWaterhouseCoopers.

We’ve taken steps to ensure the company is receiving the best possible advice on regulatory and governance matters as well. In early January, we hired Morgan, Lewis & Bockius as our SEC Reporting, Stock Option, Tax and Special Counsel to the company.

The lead partner responsible for our work is John F. Hardigan, a highly-respected lawyer with over 30 years of experience and a former Assistant Director of the SEC Division of Enforcement.

With respect to the financials, we are in process of completing our own due diligence on the company’s accounting which is what led to the discovery of the bad debt reserve adjustment that we disclosed last December. We are working closely with our external auditors so we can file the delinquent SEC reports. We’re confident that we shored up our accounting reporting and control processes.

We’ve recently made a submission to the NASDAQ in support of maintaining our listing, allowing us the necessary time to become current with the SEC. We are planning to conclude our restatements and become current with the SEC reporting requirements by April 30th or possibly earlier. Additionally, I want to make it clear that no one in the current senior management team including Brian Mueller and John Sperling has been implicated by any of the findings of the special committee.

Now, turning to the company’s first quarter performance. To begin, let me remind everyone that the comments regarding our financial statements and results in this earnings conference call are unaudited and subject to change. Additionally, all comments are qualified by the detailed forward-looking Safe Harbor and are further qualified by the limitation of financial information statement included in our press release.

Total consolidated revenues for Apollo Group for the first quarter of 2007 were $668.2 million, a 6.3% increase over the first quarter of 2006 and total student growth was 8.6% versus a year ago. Net tuition revenue associated with students enrolled in degree programs was $619.8 million, a 6.1% year-over-year increase. The University of Phoenix represented 91.2% our net tuition revenue or $564.9 million.

Discounts, which are primarily from military sales, for the quarter were $24.6 million or 3.7% of revenue.

Turning to expenses. Overall, expenses for the first quarter 2007 increased versus the first quarter of 2006. But as Brian will discuss in a few minutes, the trends are very positive when compared to the fourth quarter of 2006.

Instructional costs and services increased primarily as a result of increases in employee related expenses due to higher enrollment numbers and an increase in bad debt expense. Selling and promotional costs increased primarily as a result of an increase in the number of enrollment counselors and significant increase in advertising expenditures.

General administrative expenses also increased, primarily due to the higher professional fees associated with our stock option investigation, which were approximately $2 million in the quarter and increased employee compensation costs for information technology projects.

As a result of the above, our operating margin excluding stock based compensation expense decreased to 28.2% for the first quarter of 2007, compared to 34.4% for the first quarter of 2006.

Net income for the quarter was $115.6 million, or $0.66 per fully diluted share on $174.5 million weighted average shares outstanding, which compares to $130.8 million or $0.73 per fully diluted share on $180.3 million weighted average shares outstanding a year ago.

Turning to the balance sheet. Cash and marketable securities, excluding restricted cash, were $512.8 million at November 30, 2006.

Net receivables were $186.5 million, which includes an adjustment as of August 31, 2006, to reflect an increase of $34 million in the bad debt reserves as we previously reported. At November 30, 2006, we have reserved $64.1 million against our receivable balance and during the first quarter of 2007 we wrote off $20.2 million of student receivables.

Between November 30, 2005, and November 30, 2006, the current portion of deferred tuition revenue increased 8.8% to $129.9 million and student deposits increased 3% to $257 million. Cash flow from operations for the first quarter were $154.2 million compared to $215.6 million for the first quarter of 2006. The decrease is primarily due to a significant increase in accounts receivable and lower net income.

The increase in accounts receivable is primarily due to an increase in the days sales outstanding to 36 days, as of November 30, 2006, from 32 days as of August 31, 2006. Capital expenditures for the first quarter of 2007 were $25.2 million, compared to $20.8 million a year ago. With that, I’ll turn it back to Brian.

Brian Mueller - Apollo Group, Inc. — President

Thanks, Joe.

Before I begin, I want to thank you Joe, and Brian Swartz, our new CAO and the entire corporate accounting department because they’ve worked extremely hard the last couple of month to get us through, at least partially through, the back dating issue and getting prepared for this call. So thanks for all your efforts. It’s really appreciated.

As I said earlier, we are pleased with the first quarter results. When I took over as President in January of 2006, we laid out a turnaround plan and we have made significant progress on that plan.

I want to remind you that the plan has four major components. One, leverage our capabilities as a leader in marketing, advertising, lead generation, branding and student recruitment.

Two, continue the innovative research that allows us to build on our already advanced curriculum, instructional delivery and academic support services to further drive increased retention rates.

Three, build a sizable pool of associate degree programs and students, and a sizable pool of high school students attending the online learning methodology in order to transfer them to University of Phoenix bachelor’s programs with a goal of building growth without all the pressure of being on the marketing and sales effort.

Four, continue our organic growth internationally, as well as consider strategic acquisitions.

As you know, we have been working very hard for a year now to reverse the decline in growth that began three years ago. The higher education landscape has become increasingly competitive and as the largest player in the industry, we are dealing with a large base of students from which to grow. We had a period from 2003 to 2005 when we were too short-term focused and failed to make the necessary investments to ensure long-term growth.

Beginning in the second quarter of 2006 we began investing in more lead generating advertising, branding research, sales force expansion, new program development and market expansion acquisitions. We were particularly aggressive in our spending in the fourth quarter of 2006, which is when we hired the majority of the new enrollment counselors. While this increases our cost in the short term, we are confident that we are making the right strategic investment for our long-term growth and profitability.

First quarter 2007 results are an indication that we are moving in the right direction and a validation of our strategy. Total student growth was up 8.6% over prior year and revenues were up 6.3% over prior year, exceeding the 5.5% revenue growth in the fourth quarter of 2006. Instructional costs which were 46.8% of revenues in the fourth quarter of 2006 declined to 44.5% in the first quarter of 2007.

Selling and promotional expense, which was 24.6% in the fourth quarter of 2006 decreased to 23.2% in the first quarter of 2007. General and administrative costs which were 5.3% in the fourth quarter of 2006 declined to 4.9% in the first quarter of 2007. The positive gains made in all these categories allowed us to increase the operating margin excluding stock based compensation expense over 400 basis points from 24.1% in the fourth quarter to 28.2% in the first quarter of 2007.

Our revenues are tracking well in the second quarter of 2007. Albeit at a slightly slower growth rate in the first quarter due to a change in the holiday break schedules at the online campus. I want to remind you, in our business the second quarter which runs December through February is typically a lower revenue quarter because of holiday breaks. As a result, certain fixed expense items such as enrollment counselors’ expense we just discussed, as well as other wage and salary categories puts some seasonal pressure on our operating margins.

Our strategy is to make improvements in operating margins over the course of the entire year and get back to 29% over time. Leads were strong in the first quarter and cost per lead was down significantly over the first quarter of 2006. After declining last quarter, conversion rates increased slightly over the fourth quarter of 2006. Our partnerships with Monster.com and ad.com continue to do well. Overall, we believe we are making progress in the efficiency of our lead generation process and gaining sophistication in our qualifying center.

These starts were up fairly significantly over the prior year in September, October and November. The close to 600 new enrollment counselors hired in the second half of 2006, predominantly in the fourth quarter are producing at about half of the productivity rate of counselors who have been in their job over one year. We expect the new counselors to continue to improve throughout the year and particularly in the third and fourth quarters. The percent of all students who were active in the quarter also increased slightly and we believe we can further improve in this area.

The 8.6% increase in overall student growth was due to a combination of new enrollment, a slight increase in active percentage, and the online campus improvements associated with the re-entry process.

Last quarter I mentioned that there were two issues which impacted student growth. The first was lower online re-entry and the second was the counselors on-campus who began recruiting for online programs had high no show rates.

We are very pleased to result that the turnaround I reported to you in September where we saw 3,000 more re-entries compared to the previous September, is continuing and contributed to the new student growth in quarter one.

To the second issue, I’m also happy to report that we continue to train our campus-based enrollment counselors. We have seen improvement in their show rates.

As expected, total student growth continues to be dominated by increases at Axia College.

Comparing to the fourth quarter of 2006, Axia grew by 12.2%, bachelor’s enrollments declined less than 1%, master’s enrollments increased 1.6% and doctoral enrollments increased 25%. The breakdown of our student body is neither surprising nor unexpected. It validates our understanding of the market as well as our strategic plan to address the market. In the first quarter Axia leads were well over 50% of the total number of leads. The percentage of Axia students that are graduating and are transferring remain about the same as reported at the end of the fourth quarter, but the population or pool of them is obviously growing.

Continuously improving retention rates of our students is a constant focus. As we’ve said many times, we believe this involves focus on the process from beginning to end, including: improving leads, training counselors, having the right curriculum, instructional strategy, and student support mechanisms in place for our students. Since we last updated you, we have opened six new academic programs and in the next six months we plan to open an additional 13 programs.

I now want to spend a minute on our recent acquisition of Insight Schools and how it fits into our larger strategy. We began working with high school students two and half years ago through our partnership with Orange Lutheran High School in Orange County, California. We converted their courses, working with their faculty so they could be delivered through our online learning systems. Orange Lutheran was excited about the learning outcomes achieved by the students and the satisfaction levels experienced by the faculty and students. That project led us to begin negotiating with Insight Schools about nine months ago and ultimately resulted in the acquisition of Insight for $15 million.

The acquisition will allow us to expand into the online charter high school market. Insight started with 650 schools [CLARIFICATION: schools reference corrected to “students” below] in Washington state in September of 2006. They have recently been approved to begin operating in Wisconsin and Kansas in September. There are currently 21 states with online charter high school approved legislation. We would like to open four to six states per year. As Axia is a bridge into the University of Phoenix baccalaureate programs, Insight will be a bridge into Axia.

Our strategy is to build up a significant population of high school students and a significant population of associate degree students who can transfer to the University of Phoenix with little or no sales or marketing expense, creating a revenue stream spanning over three to four years with what has historically been two.

Now let me touch on a topic which we are often asked about, which is how we intend to deploy our free cash flow. We are going to take a balanced approach to the use of cash. We will continue to invest in domestic growth through our current and new programs as well as domestic acquisitions.

Secondly, historically, we have often repurchased our stock and that practice will be evaluated on an ongoing basis after we become current with our SEC report filings. Thirdly, we continue to look at acquisitions internationally. Specifically, Brazil, Mexico, Chile and China. However, we continue to be selective in our approach.

To date we haven’t found the right deal at the right price with the right management team. In the meantime we continue to expand our international offerings online and now have over 7,000 international students attending our University of Phoenix online programs.

Getting back to the first quarter, bad debt expense decreased from 4.3% of revenue in the fourth quarter of 2006, excluding the previously estimated $34 million adjustment to 3.8% in the first quarter of 2007.

As I indicated in the fourth quarter of 2006 earnings conference call, we did invest heavily in advertising expense during the fourth quarter of 2006, predicting that we would get the student growth necessary to decrease advertising as a percent of revenue in the first quarter of 2007. As predicted, advertising as a percent of revenue was 11% in the fourth quarter of 2006 and declined to 9.8% of revenue in the first quarter of 2007. The reduction in cost per lead allowed us to implement our nationally televised branding campaign which began airing in January without increasing advertising expense as a percent of revenue.

It’s obviously very early to judge the results of a campaign designed to be measured over time, however, we are satisfied with the early results and the feedback. Our first broadcast commercial debuted during the BCS Championship game on January 8th which was of course played at the newly named University of Phoenix stadium. The combination of the TV ad and the stadium name exposure led to a significant spike in leads on the days following the game and we saw another spike in leads following the Fiesta Bowl on January 1st, which also took place at the University of Phoenix stadium.

We are looking forward to the 2008 Super Bowl being played at the University of Phoenix stadium. We recognize that it is too early to call this a trend, but we are certainly pleased with the initial tracking. The fundamental objective of this campaign is to increase recognition and image to ultimately create higher lead conversions.

Overall, the first quarter was a positive one for us and we are making meaningful progress toward our goals and seeing operational improvements.

We have a strong and stable management team that has never worked better as a unit and a lot of hard working students and staff who are very committed to our goals. I would personally like to thank all our employees for their commitment and hard work. Also, I would like to thank our entire shareholder group for your continued commitment and support while we get current with our public securities filings.

Finally, as you know, Apollo Group and University of Phoenix have received many awards historically for innovative practices in higher education. And over the last year, we began making the necessary strategic investments to build on that innovation.

We are confident that this will result in sustainable growth over the long term. With that, I’d like to open the call to your questions.

I want to make one point of clarification. I think that I said, inadvertently, that we have 650 Insight School locations. I meant to say we have one Insight School location with 650 students and plan to open four to six new locations per year. Thank you for pointing that out. That would be a lot of students at 650 locations.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Your first question comes from Sara Gubins with Merrill Lynch.

Sara Gubins - Merrill Lynch — Analyst

Thank you. Good morning.

Brian Mueller - Apollo Group, Inc. — President

Good morning.

Sara Gubins - Merrill Lynch — Analyst

First question, can you give us an update on your plans or current thoughts on the national pricing strategy?

Brian Mueller - Apollo Group, Inc. — President

We’re working hard at it. We’re continuing to model that out. As Axia College becomes a larger percentage of our student body, it becomes more and more likely that we’re going to be able to do that in a revenue neutral way. As most of you know the Title IV loan limits for level one and level two students go up on July 1st so that’s a date we’re targeting. We might move a little bit earlier than that. If we’re able to do it in a revenue neutral way, then we would obviously hope to see positive results in terms of lead conversion and also student retention.

Sara Gubins - Merrill Lynch — Analyst

Okay. So it’s not a definite yet, but you’re still looking at it seriously? Yes. Okay.

You mentioned domestic acquisition plans. Can you talk a bit about what kinds of things you’re looking at? Is it more online high schools, or is it more in the post secondary area.

Brian Mueller - Apollo Group, Inc. — President

We’re very excited about the online charter high school process that we’re in. We’re very excited about Insight Schools. It’s very much a growing trend in the country. We’ll be a first mover for the most part from the standpoint of our ability to scale.

The fact that we’ve got two and a half years of experience teaching high school students in that online environment gives us a lot of confidence we can be successful doing that. Yes, we’re also considering a private high school that would be an online high school and there are other things that we’re looking at. But not prepared to give any information about those things right now.

Sara Gubins - Merrill Lynch — Analyst

Okay. Last question. Then I’ll turn it over. The enrollment numbers look like they were restated again after last quarter and restated down pretty significantly. Can you explain what the change was versus what had already been changed in the prior quarter?

Brian Mueller - Apollo Group, Inc. — President

Yes, we’ve been moving through a process over the course of the last 12 to 18 months of automating the student count and we really completed the automation process fully for all University of Phoenix and Axia College students in the fourth quarter of last year. And used that automated account to count our students in the fourth quarter and those were the numbers that we produced.

One of the things that we just missed at that point was that historically, and really over the last 12 to 24 months, a bigger part of our business has become single course registrations, students all over the world really taking courses on a one off basis because of whatever need they have. Some of those students got included in that count in the fourth quarter. So that was reversed and we feel like now we’re in a position to get even more consistent as we move forward with that student count number. You probably have noticed that we have also excluded IPD and WIU and CFP students because we haven’t been able automate the count with those students in the same way that we automated the University of Phoenix students. That is what that accounts for.

Sara Gubins - Merrill Lynch — Analyst

Okay. Thank you very much.

Brian Mueller - Apollo Group, Inc. — President

You bet.

Operator

Your next question comes from Jerry Herman with Stifel Nicolaus.

Jerry Herman - Stifel Nicolaus — Analyst

Thanks, good morning, everybody. Just wanted to ask sort of a high level question since you’ve now been President for about a year. Can you share your expectations on what you believe to be a reasonable range of enrollment growth for the company on a sustainable basis?

Brian Mueller - Apollo Group, Inc. — President

Well, we’re not giving guidance and so I will tell you that we have talked a lot about our goal being to return to 10% overall growth rates at 29% margins, possibly a little higher, and I’ve stated that repeatedly over the last six months that that’s a goal. We are moving in that direction and we are — as I have also said, we are only going to put in place strategies from a growth standpoint that we believe are sustainable over the long-term.

And so we’re looking to return to 10% and 29% or 30% margins in a very methodical way only implementing strategies that we believe are sustainable over the long-term.

Jerry Herman - Stifel Nicolaus — Analyst

And that’s the 10% is enrollment growth, just to be clear?

Brian Mueller - Apollo Group, Inc. — President

I’m sorry. No, the 10% is revenue growth.

Jerry Herman - Stifel Nicolaus — Analyst

Okay. Very good. Okay. That answers part of my next question with regard to revenue growth. Can you gauge when the influence of Axia will normalize on revenue comparisons?

Brian Mueller - Apollo Group, Inc. — President

I think it’s getting closer all the time. There are still things that we are watching very carefully. The conversion rate because of Axia College and because of the learning methodology and the tuition rate, those things are increasing.

The total amount of time a new student spends with us as a result of Axia College is significantly higher than the total amount of time a student spends with us when we had put them in the University of Phoenix program, which has a slightly different learning methodology and obviously higher tuition rates. So in the short run, we’re already making progress.

Now, again, the things that are most important with regards to all this is at what point do we stabilize around graduation rates, transfer rates and then persistence rates at the University of Phoenix. We are pleased with the initial results. We are very confident that we can be effective teaching students in the environment that we’re putting them in. We’re going to continue to work hard at it.

We believe that we have significant advantages in that instructor-led small group very interactive, very collaborative, highly supportive environment as opposed to the environment many of those students would find themselves in at a state university, for example, in a lecture hall of maybe 400 students with a single instructor.

And so I understand that that’s a little bit controversial in terms of people’s opinions with regards to that. We have confidence that we’re going to be successful teaching these students at a very acceptable rate.

Jerry Herman - Stifel Nicolaus — Analyst

Great. Thanks. And then just one final item. Are you guys in a position to provide the year-ago quarterly automated census numbers, second and third quarter?

Brian Mueller - Apollo Group, Inc. — President

Yes, we will and we’ll report them in second quarter.

Jerry Herman - Stifel Nicolaus — Analyst

So, you’re not going to provide the bench marks for the second and third quarter in advance of the release of the second and third quarter, I mean for last year, actually.

Brian Mueller - Apollo Group, Inc. — President

We weren’t planning to do that. But we’re taking that into consideration and Brian Swartz is working on that right now.

Jerry Herman - Stifel Nicolaus — Analyst

Great. I appreciate it. I’ll turn it over.

Operator

Your next question comes from Greg Cappelli with Credit Suisse.

Chris Unidentified - Credit Suisse — Analyst

Hi, guys, this is actually Chris on for Greg today.

Brian Mueller - Apollo Group, Inc. — President

Hi, Chris.

Chris Unidentified - Credit Suisse — Analyst

Just a couple questions here for you.

First of all, obviously it looks like enrollment growth or enrollments, rather, have had a nice bounce off the bottom from last quarter and I was just wondering, can you help me understand a little bit better the makeup of the total number this quarter? Can we sort of assume maybe a new enrollment growth in the 3% to 5% range this quarter? Does that seem like a reasonable estimate?

Brian Mueller - Apollo Group, Inc. — President

We’re not giving out those numbers, and so I’m not going to respond to that directly, other than to say what I said in the call, which is that new enrollments were up significantly over first quarter of prior year.

Chris Unidentified - Credit Suisse — Analyst

Okay. And then the actual revenue per student growth this quarter, given that you’re not providing consolidated enrollments, is it fair to assume that that was — it looks like it was down about 2%. Is that about accurate? The revenue per student growth.

Brian Mueller - Apollo Group, Inc. — President

That’s another number that we’re not giving out now. But I guess the best answer to that is that number is stabilizing. But we’re really not giving that information out.

Chris Unidentified - Credit Suisse — Analyst

Okay. And one final one, Brian. You talked about the new programs being rolled out. Can you just talk about what area those are in and maybe what degree level?

Brian Mueller - Apollo Group, Inc. — President

It’s pretty balanced. There are a number of new programs at the associate degree level. We have a couple programs at the baccalaureate level. One or two at the master’s level.

We have applied to be approved for the first time to offer PHD programs and we’re waiting on the response from that. We anticipate that it will be favorable, which would put us into a new market. So it’s fairly balanced over the entire scope of the levels we teach at.

Chris Unidentified - Credit Suisse — Analyst

What kind of PHD programs are they?

Brian Mueller - Apollo Group, Inc. — President

We’re not going to comment on that right now. We haven’t been approved. We’re in the application process.

Chris Unidentified - Credit Suisse — Analyst

All right. Thanks.

Brian Mueller - Apollo Group, Inc. — President

You bet.

Operator

Thank you. Your next question comes from Mark Marostica with Piper Jaffray.

Mark Marostica - Piper Jaffray & Co. — Analyst

Thank you and good morning. My first question relates to your comments, Brian, about the February quarter where you are seeing slower enrollment growth than you saw in the November quarter. And I’m curious, is that across the board in terms of programs, meaning associates, bachelors, masters and doctoral, or is it concentrated in any one area?

Brian Mueller - Apollo Group, Inc. — President

You need to clarify, slower enrollment growth, I think you must have misunderstood something that I said. Can you repeat the question?

Mark Marostica - Piper Jaffray & Co. — Analyst

Yes, maybe I did misunderstand. And I thought that you had said that the February quarter thus far was indicating decelerating enrollment growth compared to the November quarter.

Brian Mueller - Apollo Group, Inc. — President

Oh, I got you. I’m sorry. Yes, I was speaking about revenue there and the comment that I was making was that two years ago, and some of you know the history of this, two years ago we decided that we were going to take the breaks out of student’s schedules during the holiday season. Students had indicated an interest in graduating sooner. And that was at the online campus.

That really had a negative impact on our performance in that quarter. Students decided to take off that entire time period. We put those breaks back in, in the second quarter of this year and we had more students stay, but you’re experiencing three weeks of revenue on those students versus five weeks of revenue. So the overall impact in that second — there was a little bit of a overall impact in that quarter from a revenue standpoint.

Obviously we think that was the right move because now we don’t have to work hard to get those students back into the program and we think we’ll make the positive gains in the third and fourth quarter. So it’s not a major thing, but there is a slight blip there as compared to prior year as a result of that change.

Mark Marostica - Piper Jaffray & Co. — Analyst

Okay. Got it.

And then this quarter I noticed that the bachelor and master’s degree enrollments I believe were down year-over-year. Of course associates driving the model. But what do you think it’s going to take to turn the quarter on bachelor’s and master’s?

Brian Mueller - Apollo Group, Inc. — President

The bachelor’s degree area, there’s a number of things that will happen over time there. As we build that pool of Axia College students to be larger, as we make gains from the standpoint of graduation and transfer rates into the baccalaureate programs, that’s going to naturally make that a shift take place there. We also want to add some programs at the baccalaureate level.

At the master’s degree level, more programs are necessary, but also a great deal more flexibility from the standpoint of the individualization of those programs, allowing students to select from a wider variety of courses, especially in our MBA and other management programs. So that they can become more personalized. Very difficult to do that when you’re building through primarily a ground-based infrastructure because you’ve got class size and faculty issues, but very doable when you are moving in a direction of putting more and more students into the online program, because obviously now you’re recruiting on a national basis and you’re forming groups and recruiting faculty on a national basis.

Mark Marostica - Piper Jaffray & Co. — Analyst

And last question and I’ll turn it over. What are your hiring plans for enrollment counselors over the next couple quarters? Thanks.

Brian Mueller - Apollo Group, Inc. — President

We believe that we are pretty close to where we should be. Maybe a little bit behind, given lead flow. We think that we are now in a position that we will regulate that very carefully.

So, that we know where the leads are coming, we know what areas of the country they’re coming in and we will be able to hire enrollment counselors based upon lead flow and based upon where things are happening in the country and it is our intent not to under invest there, not to get behind. But we should not be in a situation in the future where we have to make that huge investment in one short period of time in order to make up for the fact that we kept holding off for a couple years.

Mark Marostica - Piper Jaffray & Co. — Analyst

Thank you.

Operator

Your next question comes from Jeff Silber with BMO Capital Markets.

Jeffrey Silber - BMO Capital Markets — Analyst

Thanks so much. I hate to go back to the enrollment restatement, but I just want to make sure that I understand. Is there going to be any impact or should have there been any impact on restating the income statement because of this enrollment restatement?

Brian Mueller - Apollo Group, Inc. — President

No.

Jeffrey Silber - BMO Capital Markets — Analyst

Okay. And again, I’ll put my vote in if you could give us the historical restatement that will help us model going forward. I appreciate that.

During the quarter I guess over the past few months I guess Intel had made a decision not to include you in their reimbursement policy. I’m just wondering if that’s had any impact on your business. Do you see any other companies doing the same thing? If you could comment on that I would appreciate it.

Brian Mueller - Apollo Group, Inc. — President

No, not at all. We’ve been through this with Intel now, this is the third time. It’s a very good company. We’ve had a very good relationship with them over the years. Our programs are extremely popular with their employees. We kind of dominate their tuition reimbursement budget because of how popular our programs are with their employees. They’re not going through the greatest times economically and this is a way to cut back a little bit I think. But I think the most important thing is that they are a technology company.

The thing that drives their business is engineering. We don’t have engineering programs, but our programs are very popular because of the ease of accessibility and convenience and as a result of that, we have a lot of students I think that they would prefer being in engineering programs that are in our business management and technology programs. Last time we went through this with them, we actually went out and created a program called an MBA program in technology management that they were very satisfied with.

They actually participated with us in the production of that program and we’ll continue to work with them on some innovative programs potentially at the associate’s degree level.

We’ve had a couple discussions with them about that, that may be of help to them as they put new people into their fabs. That’s obviously purely speculative, but we’ll continue to work with them, try to add value to what they do if we can. That’s not something that we’ve experienced with any other companies at this time.

Jeffrey Silber - BMO Capital Markets — Analyst

And just one more. I believe you commented on cost per lead trends. If you could give us some color on costs per start and lead conversion rates.

Brian Mueller - Apollo Group, Inc. — President

Well, we’re making progress and we’re very happy with the progress. I think we made the most progress in the second quarter. We eliminated 10 or 12 vendors that were producing very low conversion rates and driving up our cost per acquisition.

Eliminating them in December produced very favorable results for us in January and we expect that to continue in February. And so we kind of reached an apex with regards to the number of leads we’re purchasing on a monthly basis. We’ll start to see that decline as we get better and better at monitoring the quality of those leads.

Therefore, putting less what we’ve referred to as hot transfers in the hands of enrollment counselors, but increasing the conversion of those hot transfers so they have a less kind of complicated job, and we can spend more time with the students who are really best equipped and prepared to do our programs.

Jeffrey Silber - BMO Capital Markets — Analyst

Okay. Great. Thank you.

Operator

Your next question comes from Mark Hughes with SunTrust.

Mark Hughes - SunTrust — Analyst

Thank you very much. Using the modified, I guess, the restatement of the student population, what was the year-over-year increase in the August quarter?

Brian Mueller - Apollo Group, Inc. — President

4.1%.

Mark Hughes - SunTrust — Analyst

Okay. And then is the principle change there to adjust for students taking a single course, is that the way you described it?

Brian Mueller - Apollo Group, Inc. — President

Yes.

Mark Hughes - SunTrust — Analyst

And then how do you make that determination, make the distinction between somebody who might just take a course. that’s all they ever intended to take, versus somebody who might drop out after taking a course?

Brian Mueller - Apollo Group, Inc. — President

In our system we identify degree students. Degree students have to do a number of things that non-degree students do not have to do.

It gets a little bit blurry because a lot of times what will happen is students will take a single course with us and decide they really like the program and transition during that very quarter into a degree program. I think that’s part of why the number didn’t come out right when we ran it during the fourth quarter. Some of those non-degree students, single course — they’re students with us, but they’re not in a degree program, popped up into that number.

We fixed that and had obviously has no impact on either revenue or earnings and so we believe that we have fixed that going forward now.

Mark Hughes - SunTrust — Analyst

And then you had commented on the revenue trends in 2Q. What’s your anticipation in terms of enrollment trends? Looks like you had nice acceleration this quarter. Should we anticipate more in Q2?

Brian Mueller - Apollo Group, Inc. — President

We’re not giving guidance, but we are happy with what’s going on with regards to lead generation. Our conversion rates are going up slightly. We hope to improve from that standpoint.

We still have a big area of improvement that we need to make in terms of our ground-based counselors producing show rates as they put students into the online program at higher rates. It’s just an educational process that we’re going through.

The increased flexibility that those ground-based counselors have because they can offer students the ability to go into out ground-based program, our online program or our Axia program, we think really makes their job a higher potential job. But by the same token there is a transition that has to take place there because you’ve got to work hard at preparing students who are going into an online program for the first time, to ensure that they know what they’re doing, that they’re well prepared and that they’re confident as they move into that first course.

Operator

Your next question comes from Steven Barlow with Prudential Equity Group.

Steven Barlow - Prudential Equity Group, LLC — Analyst

Thank you. Last time you talked about some of the Axia graduation rates, I think it was 32% on that first class that you could monitor. If you’ll update us on what that number looks like now and also what percent then would transfer up to level 3 at UOP.

Brian Mueller - Apollo Group, Inc. — President

The numbers haven’t changed that much, but it’s been a very short period of time. I don’t want to leave the wrong impression. What we did in terms of preparing that program and making it available to students who were coming to us with less college experience is, I believe we did a really good job in our first go at that.

One of the things that I think I mentioned last time, was that one of the things that we are finding is that when you put students into a program that is more directly related, especially in income, a new student to higher-ed, when you put them into a program that they are currently working in or aspire to work in, more of a niche program, the retention rate of those students is much higher than if you just put them in a general business program.

When we first started Axia College, we were putting almost all students just into a general business program. One of our strategies is to build out the number of programs that we have into areas that are more specific to a career. Our retention rates for example in the criminal justice program and the healthcare program and the IT programs are higher than they are in the general business program.

And so in order to increase the success rate of students we’re continuing to work at how we build the curriculum, what kind of support systems we provide them, what library resources we continue to supply them, what tutorial resources we supply to them. But also, continuing to expand in job and career areas that are directly related to where people are either working or aspire to work, because that has a positive impact on their level of motivation and willingness to persist through to graduation.

Steven Barlow - Prudential Equity Group, LLC — Analyst

That’s fair.

And then last time you mentioned the Axia average student I guess was 30 years old, UOP, 33. Based on your insight acquisition, putting more emphasis on counselors going to high school, is there a particular goal you would like to see over the next couple years to get that Axia student average age down to 25, 26 to capture these kids a little earlier in their life cycle?

Brian Mueller - Apollo Group, Inc. — President

The trend of higher percentage of students coming to us with very little college experience that’s been growing over the last five or six years. The real purpose, the first purpose of Axia College was not to recruit high school students and put them into our program. It was just to provide an opportunity for those students that were coming to us anyway to have a more positive experience, achieve higher levels of success and graduation and we think we’re moving in the right direction from that standpoint.

Now, over the course of time, and we’re doing it gradually, we will position Axia College as an option for students graduating from high school. And it’s not going to be a program that is designed for all high school students, obviously.

But we do believe that there is a niche of students there that want to stay home, want to stay in their local environments, aren’t interested in taking six credit hours a semester and working and taking five or six years to complete their associates degree with two or three or four nights of attendance per week. But they would love an opportunity to get into a program that allows them to work and go to school at the same time, gives them a lot of flexibility in terms of their changing work hours and allows them to complete an associate’s degree in a completely online environment in a period of 20 to 22 months.

But we’ll work with high school guidance counselors and we’ll work on promotional materials that position that program we believe in a way that will identify the right kinds of students who can benefit from it. And we’re not anxious to be real aggressive there. We’ll move fairly methodically with regards to that.

Steven Barlow - Prudential Equity Group, LLC — Analyst

Thanks very much.

Brian Mueller - Apollo Group, Inc. — President

Okay.

Operator

Your next question comes from Amy Junker with Robert Baird.

Amy Junker - Robert W. Baird & Company, Inc. — Analyst

Good morning. I wanted to ask a couple of follow up questions on the Insight acquisition. With just 650 students at this point, is that school profitable at current levels?

Brian Mueller - Apollo Group, Inc. — President

Yes, when we’ve been through that first cycle and we open up the new schools, it will be — let me answer that differently. When we’re up and running fully, that program, Insight Schools, will be a model whose profitability will be very similar to the University of Phoenix model.

Amy Junker - Robert W. Baird & Company, Inc. — Analyst

Okay. So it’s not currently but it should be?

Brian Mueller - Apollo Group, Inc. — President

Yes. Exactly how long that’s going to take I can’t tell you for sure. But a couple things, number one, there is very little expenditures with regards to physical brick and mortar classrooms. The program is going to be delivered in a completely online environment.

There is not nearly the advertising expense associated with recruiting the student through the University of Phoenix. There is a very high demand currently in the country for programs like this.

The fact that we are able to overlay our online learning system, our 24/7 technical support, our curriculum building capability, certain things in terms of overlaying all those things on what they currently have, we believe will accelerate the point at which it becomes profitable to the level of the University of Phoenix student. I’m not prepared to say right now exactly when that’s going to be.

Amy Junker - Robert W. Baird & Company, Inc. — Analyst

Okay. And we know from speaking with other providers of online K through 12 education that a lot of time and attention is spent on the lobbying to the states in order to get the schools opened. What investments do you need to make there in the short term to kind of reach your goal of opening in four states per year?

Brian Mueller - Apollo Group, Inc. — President

Well, it’s mainly actually human resource investments and we believe we’ve got the best team that exists in the country to do that. Keith Oelrich who is the CEO of Insight Schools was formerly CEO of Apex. He was also formerly CEO of Keystone Schools. So he’s got a really long experienced record of involvement in high school. We are not moving into K-8 at all at this point. Our focus is on high school, teaching high school students, and so there is a little bit of an investment there, but we think we’ve got the best team in the country to do it.

Amy Junker - Robert W. Baird & Company, Inc. — Analyst

Last question from me, and then I’ll turn it over. But I guess I’m curious if these students at the charter schools are really kind of your target students for Axia. My impression has been that a lot of these students are maybe accelerated students that are doing the online program and would they really be looking towards Axia once they finish.

Brian Mueller - Apollo Group, Inc. — President

Well, first point is whether they are or aren’t it’s going to be a profitable model in and of itself. Now, some of the students will be potentially Axia College students and some won’t. The thing that’s interesting about that model is that the students really cover a very, very broad spectrum. There are very bright students, very experienced students who do want an accelerated model.

They want to get out of high school in 2.5 or 3 years, they want to be in a challenging environment. They want to be well-prepared to do well on the college board exams. And there are also students who are in performance areas, sports, music, theater, etc., who have a heavy travel schedule and so they want to access this kind of a program. There are students who have problems adjusting from a social standpoint. There are students who have problems adjusting from a learning standpoint. And so it really covers a very, very wide spectrum.

The thing that excited us about Insight Schools over others is that they’re very, very intelligent from the standpoint of their teaching, learning methodologies. They actually have six different tracks that they can put students into, depending upon where the student is in terms of their development and what their goals are. And so it’s not a one size fits all at all with regards to how they address the needs of students.

Amy Junker - Robert W. Baird & Company, Inc. — Analyst

Great, thanks.

Operator

Your next question comes from Kelly Flynn with UBS.

Kelly Flynn - UBS — Analyst

Thanks. Couple questions. Can you tell us what the non-tuition revenue was in the fourth quarter versus tuition? Because I think you gave the just the tuition revenue for Q1. Can you give us the comparison and then also just talk about what is in that non-tuition revenue now and is that changing generally as a percentage of sales?

Brian Mueller - Apollo Group, Inc. — President

Non-tuition revenue is primarily resource fees that students are paying, we don’t deal in the textbook world at all now for the most part. All of our student materials are prepared electronically and delivered through our online learning systems whether you’re involved on ground or online and so anything that’s non-tuition revenue primarily is the result of both application fees and resource fees.

Kelly Flynn - UBS — Analyst

Okay. And can you tell us what it was as a percentage of revenue in Q4 and Q1?

Brian Mueller - Apollo Group, Inc. — President

I don’t have that in front of me. Okay. It went up slightly as a percent of overall revenue from fourth quarter to the first quarter.

Kelly Flynn - UBS — Analyst

Okay. I was just wondering if the revenue per student which was higher on an absolute basis partly because of the enrollment restatement but is that line item influencing that significantly or not.

Brian Mueller - Apollo Group, Inc. — President

Not really, no.

Kelly Flynn - UBS — Analyst

Okay. A second question unrelated, on the Department of Education, can you just confirm that what you put in the press release about the lender refund reimbursements is the same issue that you highlighted previously and just generally give an update on what’s going on with the Department of Education and how comfortable are you that you’re not going to get more detailed requests from them in the near future?

Brian Mueller - Apollo Group, Inc. — President

No, it’s the same issue. And it’s an ongoing process that we’re going through. We don’t have anything really further to report at this time. If we did have something that was material we would certainly report it to you as soon as we had it and knew that it was material. So we really don’t want to comment further on that. But it is the same issue. It’s an ongoing process and you know, the Department of Education is and our involvement from a Title IV standpoint is something that we’ll continue to work at and will always be something that will be really foremost from the standpoint of our attention and our focus. But it’s the same issue.

Kelly Flynn - UBS — Analyst

Okay. And then one last one on discounts. I know you mentioned most of the discounts were in military. I had heard anecdotally that you are offering a $2,000 scholarship to anyone who enrolls, who graduates from Axia and then enrolls at UOP within the next 60 days. Can you confirm whether or not that’s happening and if so is it just military?

Brian Mueller - Apollo Group, Inc. — President

Okay. We did do that a while back for a short period of time. We are not doing that currently.

Kelly Flynn - UBS — Analyst

Okay. And was that just military?

Brian Mueller - Apollo Group, Inc. — President

Yes.

Kelly Flynn - UBS — Analyst

Okay. Thank you.

Operator

Your next question comes from Gary Bisbee with Lehman Brothers.

Gary Bisbee - Lehman Brothers — Analyst

Couple questions, if I could. You talked about some of the things that you think over time are going to allow Axia to see improving graduation rates and then maybe potentially the enrollment rate up into University of Phoenix but what a lot of it sounds like sort of longer term stuff. Is there any reason to be optimistic that those metrics you gave us last quarter could improve somewhat over, say, the next 12 months or is this really much more a couple of year process?

Brian Mueller - Apollo Group, Inc. — President

I think it’s something that we are going to work at very hard. We’re going to work at it as an ongoing process. We’re going to work at it very methodically. One of the things that we have done over the years, but are really going to commit to on a very serious way, even more serious way in the future, is doing a lot of research into that online learning environment.

We have a tremendous resource there. We’ve got an archive of every single online course that we’ve ever taught. Our ability to set up research designs and really evaluate what adds value to the student, what causes them to learn at higher rates and to succeed at higher rates and to persist both in terms of instructional strategies, curriculum, support services, etc., are things that we think we are in a position to take a leadership role in and so we’re not going to do anything from a knee-jerk reaction standpoint.

This is very much a long-term thing and we want to very methodically understand what we’re doing better and over time keep getting better at that. I’ll restate what I said earlier. There is a larger percentage of high school students, high school graduates now whether they come directly out of high school or at a later time that are finding that they need to go to college. The ticket to the middle class is not through the manufacturing world the way it was.

This is a growing and burgeoning group of students that are requesting access to higher education. The fact that they can’t be successful, some of them, can’t be successful in a traditional environment doesn’t mean they can’t be successful. If you put one of those students in a large lecture hall of 400 students, the chances are very minimal.

You put them in a very highly supported online learning environment and we think we can be successful and over time we would like to nudge that 32% closer to 50%. But again, it’s over time.

Gary Bisbee - Lehman Brothers — Analyst

Okay. And given that it sounds like you’ve had real good performance with the starts growth based on the higher spend and some of the things you’ve been doing, I guess I’m trying to understand how rapidly the total enrollment growth rate would be likely to accelerate if the majority of growth is coming from Axia and the Axia kid drops out at a lot higher rate than the University of Phoenix. And I guess any comment on that.

And the second part of that is that I think you made the comment that substantially more than 50% of leads are now interested in Axia. It seems to me that that could make this worse. In other words, if the mix shift continues to head towards 50/50, but these kids drop out more frequently, you’re going to need substantially more starts just to tread water, let alone accelerate your growth.

I guess is that a reasonable way to think about it or any comments you have on that would be helpful.

Brian Mueller - Apollo Group, Inc. — President

Yes. No, it’s not. Because the issue, if you talk to anybody who has been a director of one of our campuses, what they’ll tell you is that over the last five years, five to six years, as we have gotten bigger, both nationally and in individual markets, a higher percentage of students coming to us were people that had less experience from a college perspective.

When we were putting those students into the University of Phoenix program, which is a very accelerated program, and we put them in at the University of Phoenix tuition rate, our success rate with those students was very, very low. The real hard churn from a marketing and sales standpoint took place two, three, four years ago as compared to today. 32% doesn’t sound like it’s extremely good.

But it is very much ahead of the 7% rate that we were experiencing when we put them in the UOP program and it’s significantly ahead of the rates that community colleges are experiencing and we’ve heard various reports, 16% from the latest one. And so I think to put today’s world from the standpoint of what contribution new starts will have to total enrollment, if you compare it to the most difficult period we were in, that was really two, three, four years ago, when that churn was even greater than it is today.

So total enrollment growth is not nearly challenged as much by the Axia phenomenon, as it is challenged by the just large numbers challenge.

Gary Bisbee - Lehman Brothers — Analyst

Okay. And just following up on that one, I guess one more macro question, which is just if you look at the Bureau of Labor statistics data it will tell you somewhere around a third of people 25 or older in the U.S. have a bachelor degree.

But there’s something like 80 million people who don’t. I guess I’m trying to understand what has changed in terms of the demographics in the last two years that’s made it so much more challenging to sign up your traditional type of student, 35 years old, might have a year or two but never completed the B.A., it would seem like the addressable market remains massive. Is it just a matter of competition of — you’ve now have campuses in most of the big cities so you’ve already saturated the real easy part of the market to get or what else is going on if it’s not just the Axia phenomenon?

Brian Mueller - Apollo Group, Inc. — President

It’s large numbers. And it’s competition. Which is why it’s really, really important for us to continue to be extremely innovative in understanding the life situation that students are in and making sure that we’re building programs and curriculum and instructional strategies that are convenient and flexible and really address directly their career goals.

And we’re spending a lot of time at making sure that we continue to get better at that and making sure that we stay ahead of where everybody else is.

Gary Bisbee - Lehman Brothers — Analyst

Okay. Great. That’s helpful. If I could just sneak in one financial question. Can you help me understand why the receivables, the increase that hurt cash flow was so large when the receivables on the balance sheet fell quarter over quarter?

I understand a portion of that was you wrote up the bad debt reserve. But the two things and the fact that that didn’t flow through the P&L, that $34 million have me a little confused. Is there something else going on with the cash flow, or was that more of a timing issue that might normalize down as we look forward the next quarter or two.

Joseph D’Amico - Apollo Group, Inc. — CFO

This is Joe D’Amico. I think the issue here is DSO has grown by four days. So we’re up to 36 days in DSO. We’re working at that.

So I think that’s the one issue and then make sure you’re looking at the reserve because we’ve added $34 million to the balance sheet that you see to the reserves. So that’s reduced the receivables from the prior year.

Gary Bisbee - Lehman Brothers — Analyst

So is there anything going on in terms of how the students are funding this? Are you giving more credit? Or is it just a matter that the people on the campuses and online are focused on things other than collections right now?

Joseph D’Amico - Apollo Group, Inc. — CFO

Nothing that we know of.

Brian Mueller - Apollo Group, Inc. — President

There’s nothing changing with regards to how they’re paying for it. The challenge is simply that as we grow the student body and as we grow our employee base, that we do those things on the front end that are required in a very expedient, very efficient way, so that we minimize the opportunity for students who may drop out to have — they don’t have their financial aid in. So it really is an operational thing at the front end and it’s one of the things that we have just have to work at and get better at.

Gary Bisbee - Lehman Brothers — Analyst

Okay. I appreciate all the comments. Thanks.

Operator

Your next question comes from Corey Greendale with First Analysis Securities.

Corey Greendale - First Analysis Securities — Analyst

Hi. Good morning.

Brian Mueller - Apollo Group, Inc. — President

Good morning.

Corey Greendale - First Analysis Securities — Analyst

I just had a couple of follow-ups on previous questions. First, kind of detail on the question that Mark Hughes asked, I think you said it was 4.1% growth in August. I was wondering, just to put that in a broader context, if you happen to have the growth rates for each quarter of ‘06 to put that in kind of a broader context.

Brian Mueller - Apollo Group, Inc. — President

Yes. That was a good question and we intend to respond to that. I don’t know if we’ll do it in a press release. But we’ll figure out some way to communicate that out in the next number of weeks.

Corey Greendale - First Analysis Securities — Analyst

Okay. Thank you.

Second question is, it sounded, Brian, like it was a little bit of when you were talking about potential uses of cash like a little change in tone on the repurchases. I thought last quarter you said that you would likely get back in the market pretty aggressively after the option issue was resolved. Now it’s sounding more kind of measured and you’ll consider it and can you clarify if that was a change in tone and if it is, what the thought process is?

Brian Mueller - Apollo Group, Inc. — President

Just wanting to be very conservative in what we say at this particular time because we can’t be active in the market. So it’s just not really something we want to talk about until the back dating issue is behind us. We’re current with our filings and then obviously we’re looking at it, we’re working at it. I just didn’t think it was very helpful to spend a lot of time with that currently because it’s not something we can do.

Corey Greendale - First Analysis Securities — Analyst

Okay. Next question I had, do you have any thoughts on historically looking at the business it was hard to detect if there was any seasonality because it was growing so fast and with the change in the student mix and looking at some months slower enrollment growth rates.

Do you have any thoughts on whether it looks more like a lot of other post secondary businesses where kind of you have higher enrollment in the fall than in the summer or what the seasonality ends up looking like as you go forward?

Brian Mueller - Apollo Group, Inc. — President

I don’t think it’s going to change a lot. I mean, we work as hard as we possibly can to even it out. We work as hard as we possibly can in terms of when we place our advertising, how we place it and how we work with our enrollment counselors, our sales team to make sure of that. We are evening that process out. The biggest times — it doesn’t have nearly as much to do with new student recruitment as it has to do with the persistence level of students. By that I don’t mean their retention rate.

In other words, students who have dropped out and are not coming back but the times that when you get very large like that you really have to be careful about and work hard on, is keeping students persistently enrolled both through the holiday season and through the summer months. And that’s always a little bit of an issue. But it just becomes a little bit more of an issue the bigger that we become.

And we just have to, from a strategic standpoint, working with our staff and providing students reasons to stay in through those periods and we’re working at that.

Corey Greendale - First Analysis Securities — Analyst

Okay. On another topic, the false claims — the Supreme Court. Can you just quickly talk through if the Supreme Court chooses not to hear the case what the next steps would be and what the timing would be?

Brian Mueller - Apollo Group, Inc. — President

Not really at this point because it’s something that is from a strategic standpoint, it’s something that we’re keeping internal. We’re waiting to find out what the Supreme Court response is and at the point we know that we’ll do what we think is best from that standpoint. So we’re not really prepared to discuss that in detail today.

Corey Greendale - First Analysis Securities — Analyst

And last real quick one. Thanks for taking the time. Do you happen to know, the year ago press release, the November quarter last year, when you gave the percent of degree tuition that was coming from the University of Phoenix, do you happen to know if that included Axia or not?

Brian Mueller - Apollo Group, Inc. — President

Well, yes, it’s complicated because when we first started Axia College, we didn’t know for sure what the response would be and so we initially had put that college in Western international university. At the point we saw that this was — that this was going to be a very productive part of our strategy in the future, we went through the North Central, the Higher Learning Commission process and we moved that college out of Western International University into the University of Phoenix. However, we gave students the choice to stay in Western International University and get their associate’s degree from there if they wanted to. So what you’re seeing now is over a period of time, students migrating from WIU to University of Phoenix and also as we put in new students, they’re all going into the Axia College of University of Phoenix, and so what you’re seeing in terms of University of Phoenix revenue as a percent of all revenue going back up to what its historical levels have been.

Corey Greendale - First Analysis Securities — Analyst

Great. Thanks very much.

Operator

Thank you. Your next question comes from Trace Urdan with Signal Hill Capital.

Trace Urdan - Signal Hill Capital — Analyst

Good morning. Thanks for taking my call.

I hate to take you back here, Brian, but I just want to ask one more question about the restated enrollments because I think I understand the explanation and yet when I look at the prior year press release, you offer a breakdown by type of program and it seems as though the numbers have been adjusted downward along each of those lines. In other words, associates, bachelors, masters and doctorates students are all adjusted downward. I’m having a hard time understanding how that works, how you take single course enrollments and attribute them to specific degree programs.

Brian Mueller - Apollo Group, Inc. — President

Part of that is that we included the IPD and WIU numbers a year ago. And so those associate, baccalaureate and master’s degree students that were in IPD, WIU or CFP would have been included in those numbers so that’s part of the downward, and the reason that we haven’t included them currently is that in order to make this as uniform as possible and in order for us to have as clear of information as possible for us internally and also externally, we’ve worked on the automated count process. We’ve got that in place now at the University of Phoenix. We feel very good about that.

We have not been able at this point to use our system to automate students at WIU, CFP and IPD and so at the point that we can automate and make that count exactly the same as we do at University of Phoenix, we’ll include them. But at this point we haven’t been able to do it.

Trace Urdan - Signal Hill Capital — Analyst

I’m sorry. I don’t mean to be a crank here. When I’m looking at the press release it seems as though you do break away in the prior year those numbers by University of Phoenix and then versus consolidated. So it appears as though the numbers are adjusted downward even excluding WIU and IPD.

Brian Mueller - Apollo Group, Inc. — President

I’ll have to take a look at that. I don’t have that information in front of me right now.

Trace Urdan - Signal Hill Capital — Analyst

With respect to Insight, one of the things that I’ve heard from competitors that operate in the online high school market that is the completion rates there are poor.

There is a lot of demand, but the staying power of the students rarely last two years, I’m told at the high school level. And I’m wondering if you’ve accounted for that as you were sort of looking at what the model there is or whether you’re making any kind of assumptions about your ability to keep those kids in school similar to the way that you’re able to keep the kids or the young people in school at Axia?

Brian Mueller - Apollo Group, Inc. — President

No, our belief is just the opposite. And it’s a result of the evidence that Keith and his group have learned over the course of seven years they’ve been in the business.

The business model that we built had retention rates of students near 80%, and in fact as we finished the first semester with the first 650 students they were right at just under 80% in terms of their retention rates. So it’s very much the opposite of what you’ve heard from other competitors.

Trace Urdan - Signal Hill Capital — Analyst

Well, then, you just attribute that to the school’s methodologies.

Brian Mueller - Apollo Group, Inc. — President

I don’t know a lot about who you’re talking about or what their methodologies are. I’m not sure. I’m only responding to the Insight School team and that methodology.

Trace Urdan - Signal Hill Capital — Analyst

Okay. Fair enough. And then last question, I wondered if you could tell us if University of Phoenix is one of the 60 schools that the Attorney General in New York state has requested information from with respect to their participation with lenders and what the relationship is with lenders.

Brian Mueller - Apollo Group, Inc. — President

No, I can’t comment on that. I just don’t know.

Trace Urdan - Signal Hill Capital — Analyst

Okay. All right.

Operator

Your next question comes from Jennifer Childe with Bear, Stearns.

Jennifer Childe - Bear, Stearns & Co. — Analyst

Thanks a lot. Brian, I was hoping you could tell us why the cost of educational services growth continues to exceed revenue growth by such a large margin. I can see the individual line item increases. But I’m just wondering why there’s a 90% increase in employee compensation and can you help us with that?

Brian Mueller - Apollo Group, Inc. — President

Yes, the instructional costs, there are really three categories there. One is bad debt expense and that has contributed to that. As we hire enrollment counselors, and those people are in the sales and promotion category, we also hired the equivalent number of financial and academic counselors which you have to do in our model, our business model.

And so just like we were catching up from the standpoint of the productivity of those enrollment counselors, we’re catching up with the productivity of those academic and financial advisors. The other part of that instructional cost that went up is simply the instructional cost in terms of instructors and that’s going to go up as a percent of revenue as you teach more groups, you’re going to have more instructors. So that will go up as a percent of revenue.That will stay equivalent as a percent of revenue. The part that caused it to go up was the academic and financial advisors that we hired that needed to be in position, because we hired the enrollment counselors. That will even out over time as those enrollment counselors become increasingly productive.

Jennifer Childe - Bear, Stearns & Co. — Analyst

Okay. Well even without the bad debt it was still up 13%. So you think over the balance of this year we might see some moderation?

Brian Mueller - Apollo Group, Inc. — President

Yes, the advertising went from 11% down to 9.8%. Enrollment counselor salaries in this period went from 11.3% down to 9% [CLARIFICATION: Yes, the advertising went from 11% in Q4 06 down to 9.8% in Q1 07. Enrollment counselor salaries in this period were 11.3%, up from 9% in Q1 06]. And so we’re moving in the right direction. It’s just going to take us a number of quarters to get back to 29% or 30%.

Jennifer Childe - Bear, Stearns & Co. — Analyst

What about new campus plans this year and your capital expenditure expectations?

Brian Mueller - Apollo Group, Inc. — President

I’m sorry. Repeat that again.

Jennifer Childe - Bear, Stearns & Co. — Analyst

New campuses this year and Cap-ex budget.

Brian Mueller - Apollo Group, Inc. — President

We have a number of small campuses that we are going to open, but we’re going to open them as online store fronts, meaning we’re not going to open them from the standpoint of classrooms, and so they shouldn’t have the negative impact on earnings that new campus openings have had in the past. From a cap-ex standpoint, there was an increase there as a result of the new building that we’re putting up, but we’re in the process, over the course of quarters, that will get reversed.

Because we’re paying for the building, but we are selling it around we’re going to lease that space back, and so that increase in cap-ex was primarily the result of that new building. That will be reversed over the number of quarters as we sell that building and take on the lease payments.

Jennifer Childe - Bear, Stearns & Co. — Analyst

Okay. Similar in line with last year’s level off?

Brian Mueller - Apollo Group, Inc. — President

Yes.

Jennifer Childe - Bear, Stearns & Co. — Analyst

Okay. Thank you.

Joseph D’Amico - Apollo Group, Inc. — CFO

Maybe just one clarification on some of the expense numbers that Brian was going through. I think may have referred to percentages that were actually the reverse.

Brian Mueller - Apollo Group, Inc. — President

Well, what I was referring to was percentages fourth quarter versus first quarter, rather than first quarter versus first quarter.

Jennifer Childe - Bear, Stearns & Co. — Analyst

Is there any seasonality at work there also?

Brian Mueller - Apollo Group, Inc. — President

A little bit. A little bit. Because your revenues are going to be higher in the first quarter and the third quarter.

Jennifer Childe - Bear, Stearns & Co. — Analyst

Okay.

Brian Mueller - Apollo Group, Inc. — President

So, there’s a little bit of that at work. But the 400 basis points that we gained most of that is as the result of higher student enrollment, increased revenues and then as a percent of revenues, some of those items going down.

Jennifer Childe - Bear, Stearns & Co. — Analyst

Okay. Thank you.

Operator

Your next question comes from Ron McConey with ThinkEquity.

Ron McConey - ThinkEquity Partners — Analyst

Hi. Thanks. Brian, are you willing to give us an estimate for the single course enrollments in Q1 ‘07.

Brian Mueller - Apollo Group, Inc. — President

Not at this point. It’s a growing business and we feel very good about it. At some point we may decide to break that out so it can become clearer to you. But we’re just not ready to do it right now.

Ron McConey - ThinkEquity Partners — Analyst

So does that mean the single course enrollments grew from Q4 ‘06 levels of about it looks like 11,000 enrollments?

Brian Mueller - Apollo Group, Inc. — President

You really can’t say enrollments because they take one course at a time. Sometimes they’ll take two or three courses. But they’re not degree students. And so, reporting that out at this time is probably just going to cause more confusion than it’s going to be helpful.

Ron McConey - ThinkEquity Partners — Analyst

Okay. Thanks. And also how about an update on the show rate, I think it was around 60% last quarter.

Brian Mueller - Apollo Group, Inc. — President

It was between 55% and 60%. We nudged that up 2% points. And very honestly, we’re not where we’d like to be there.

We just need to — we know that we can get it close to 80% because we’ve been recruiting students into an online environment for basically since 1989. So we know we can get there. We just need to accelerate that process a little bit and get there. We need to move that along a little bit faster than it is.

Ron McConey - ThinkEquity Partners — Analyst

Okay. Great. Thanks.

Operator

Your next question comes from Tom Lamb with Weybosset Research.

Tom Lamb Analyst

Good morning. One moment, please. Hello, just wanted to ask about how the advertising environment was going, your efforts online and how advertising breaks out now between television online, billboards, that kind of thing and where you think you’re having the most success.

Brian Mueller - Apollo Group, Inc. — President

We’re not doing a lot from an outdoor standpoint from a billboard standpoint, but we are investing and you probably have seen in national television. That’s mainly a branding kind of an exercise. We’re spending less than 10% of our entire monthly budget on national television from a branding perspective.

Fortunately, we’ve been able to put back in as part of our marketing budget without increasing the percent of advertising as a percent of revenue because we have experienced an increasing decline in what we’re having to pay for leads. And so we feel very good about the direction all of that is going.

Tom Lamb Analyst

Are the leads primarily coming from your online advertising?

Brian Mueller - Apollo Group, Inc. — President

Yes, leads, yes, there is a little bit of activity from the standpoint of response to the national television campaign, but as you probably observed, that’s not a direct response spot. It’s very much a branding and image spot and we hope that over time it has a positive impact on the image that people have at the University of Phoenix so indirectly causing our conversion rates of the online lead generating strategies to go up.

Tom Lamb Analyst

I guess the reason for my question is that it seemed like a few years ago among other problems that your industry was having was this switch to online advertising which just causing problems right and left. Do you feel like you have that under control, it’s going the direction you want to go?

Brian Mueller - Apollo Group, Inc. — President

It became a challenge but it also— you have to remember that if you think back to 1997 and ‘98 when we had 3,500 online students we grew from 3,500 to over 160,000 in a five or six year time frame there.

Part of it was we were a first mover from an online standpoint, but a big part of it was the fact that we were a first mover from an online advertising perspective. So online advertising is right in our sweet spot. It’s very important and we’d never did what we did from the standpoint of that growth at online and then producing the $500 million in free cash flow annually without online advertising. The problem was that the thing moved too heavily in a direction of favorable to the advertisers and unfavorable to those purchasing the advertising.

And that’s the part of it that we worked hard at in the last year and a half to turn around. And fortunately we’re a very large player and we have a lot of leverage and we are turning that around. The people who are good and work with us very carefully are getting more business, the people that aren’t are getting less business. But we’ve made a lot of progress but there’s still room to go there.

Tom Lamb Analyst

Thanks very much.

Operator

Ladies and gentlemen, we have reached the end of the allotted time for the question and answer session today. This does conclude the conference call. Thank you for your participation. You may now disconnect.